Exhibit 99.01

Change Request:  Disney Innoventions Dream Home Website Reporting

Declarations:

1
Disneyland wishes to engage DPI’s services to track user behavior on the Dream Home Kiosk, Guest Book Kiosk, Dream Home Website and Dream Home-related e-mails that are sent to Guests.  This project stems from other efforts that are out of the project scope as detailed in the existing DLR Agreement No. 08098M related to “Dream Home Website” (DHW already in development by DPI)

2	DPI will work with the Disneyland Innoventions team to ensure this new scope meets the specifications as desired by the Disneyland Innoventions team.

New Scope Project Description:
•	Tracking for Dream Home Kiosk
•	Tracking for Guest Book Kiosk
•	Tracking for Dream Home Website
•	Tracking for e-mails

Deliverables:

•	Implement tracking parameters so that consumer behavior can be recorded and reported upon for the following 4 areas below.
•	DPI will develop a customized data collection and reporting system.
•	DPI will conduct testing prior to final delivery

Tracking for Dream Home Kiosk

•	# of users who start a session
•	Total pages viewed per session
•	Average time spent per session
•	Most/least popular pages viewed
•	Most/least popular buttons, links that are clicked
•	Top exit pages
•	# of Guests who provide e-mail addresses

Tracking for Guest Book Kiosk

•	# of users who start a session
•	Total pages viewed per session
•	Average time spent per session
•	Top exit pages
•	# of Guests who provide e-mail addresses

Tracking for Dream Home Website

•	# of users who start a session
•	Total pages viewed per session
•	Average time spent per session
•	Most/least popular pages viewed
•	Most/least popular buttons, links that are clicked
•	# of specific products clicked on per specific page
•	Top exit pages
•	# of Postcards sent
•	Navigational summary: user flow
--summary can be done per Partner, as well
•	Geographic visitor (by city, state, country) breakdown

Email Reporting

•	# of emails sent

Notes

•	Variables can be tracked for any given date range.
•	Once a user clicks on a Partner tab or product, we then cannot track their user behavior following this. It would be up to each Partner’s site analytics system
•	Collaboration with additional Disneyland partners, as needed
•	Following Disney's and the Partner's assessments of which variables they would like to track, DPI will put together a project scope with additional details.
•	# of emails opened and click through of specific links within the emails will not be addressed in this project, but in future phases.

Project Cost
•	$11,000.00

Fees due upon following schedule
•	Invoice payable net (5) days of receipt.

Acknowledged and approved by:

Disneyland Resort                                                                                                 DigitalPost Interactive

By:                                                  By:__________________________________

Printed Name: _____________________                                                                                     Printed Name___________________________

Title_____________________________                                                                                     Title__________________________________

Date_____________________________                                                                                     Date___________________________________